SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2006 (November 17, 2006)
BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-25601 (Commission File Number)	77-0409517 (I.R.S. Employer Identification Number)
1745 Technology Drive
San Jose, CA 95110

(Address, including zip code, of principal executive offices)
(408) 333-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
EXHIBIT 99.1

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Amendments to the Company’s Senior Leadership Compensation Plan and Executive Officer Compensation
On November 17, 2006, the Company’s Senior Leadership Compensation Plan was amended to increase the annual incentive target for Michael Klayko, Chief Executive Officer, from 75% to 100% of his base salary, effective beginning October 29, 2006. The criteria for Mr. Klayko’s annual incentive target was also amended to consist of the following performance metrics as approved by the Company’s Board of Directors: (i) revenue targets (37.5%), (ii) non-GAAP operating profit targets (37.5%), and (iii) individual departmental, financial, strategic and/or operational goals (25%).
On November 17, 2006, the Company approved an increase in the annual base salary of Richard Deranleau, Chief Financial Officer and Vice President, Finance (Principal Financial Officer), from $300,000 to $325,000, effective as of November 15, 2006. Mr. Deranleau’s annual incentive target was also increased from 40% to 50% of his base salary, effective beginning October 29, 2006. The annual incentive target is subject to achievement of Company revenue and operating margin targets approved by the Board of Directors and other Company and departmental financial, strategic and/or operational metrics, pursuant to the Company’s Senior Leadership Compensation Plan.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Effective as of November 17, 2006, the Board of Directors of the Company amended Sections 2.3 and 2.5 of the Company’s Bylaws to clarify those persons who may properly bring business before a special meeting of the Company’s stockholders. The Amended and Restated Bylaws are attached hereto as Exhibit 99.1.

(c)	Exhibits

99.1	Amended and Restated Bylaws of Registrant effective November 17, 2006.

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.
Dated: November 24, 2006	By:	/s/ Richard Deranleau
Richard Deranleau
Chief Financial Officer